EXHIBIT 99.1

For Information Contact:
Danny Herron, CFO, Swift & Company
(970) 506-7575

SWIFT & COMPANY REPORTS 57% INCREASE IN
FIRST QUARTER NET INCOME

GREELEY, Colorado, October 3, 2003 – Swift & Company reported today that net income for the first quarter ended August 24, 2003 was $34.7 million, a 57% increase over the first quarter ended August 25, 2002. The strong results were driven by solid performance in Swift’s US Beef and Pork segments.

“We are pleased to report an excellent start to fiscal year 2004. The Company’s record performance in the first quarter reflects improvements in our operational execution and in our value-added initiatives. The fact that we achieved this level of performance in a quarter where cattle prices were at an all time high is a tribute to our team and the focus they are placing on continuing to improve the day to day operations of our business,” said John Simons, President and CEO of Swift & Company. He noted that company performance exceeded expectations in several key areas:

•	Net sales increased 16% to $2.48 billion

•	Net income increased to $34.7 million, a 57% increase over FY03 first quarter

•	First quarter Earnings Before Income Taxes, Depreciation and Amortization (“EBITDA”) was $95.2 million, an increase of 87% over first quarter FY03

•	Swift Beef first quarter operating income increased 42% to $62.1 million

•	Swift Pork first quarter operating income increased 187% to $14.7 million

•	Cash flow from operating activities was $52.3 million

“We continue to focus on our core business model. We are a three-segment diversified protein processing business,” Simons said. “Swift operates in all U.S. distribution channels and has a significant focus on the international and foodservice market segments. Our industry-leading Australian beef business continues to provide us with global diversification and a strong platform for continued growth in the Pacific Rim marketplace. We have also recently formed a food processing team to focus exclusively on expanding our presence and brand in all value-added distribution channels.”

Consolidated Results
Swift & Company reported first quarter 2004 net sales of $2.48 billion and net income of $34.7 million versus prior year first quarter net sales of $2.14 billion and net income of $22.1 million. First quarter 2004 EBITDA increased 87% to $95.2 million compared to $51.0 million. The prior year amounts reflect the results of all of the historical operations of the ConAgra Red Meat Business (“Predecessor Entity”).

Segment Information
Swift & Company is organized into three reportable business segments: Swift Beef, Swift Pork and Swift Australia. All fiscal 2004 numbers are compared to fiscal 2003 numbers, which are on a Predecessor Entity basis.

Swift Beef

Net sales of Swift Beef were $1.70 billion for the thirteen weeks ended August 24, 2003 compared to $1.45 billion for the thirteen weeks ended August 25, 2002. The sales increase of $250.0 million, or 17.3%, reflects higher selling prices on nominally higher sales volumes, growth in our international and foodservice channels, and improvement in general market conditions. Industry-wide US boxed beef selling prices per pound during the thirteen weeks ended August 24, 2003 were at a 15 year high.

Operating income of $62.1 million for the thirteen weeks ended August 24, 2003 compared to $43.6 million for the thirteen weeks ended August 25, 2002. The increase of $18.5 million, or 42.4%, reflects increased beef sales driven by growth in international and foodservice channels, improved product optimization, and improvement in general market conditions. Live cattle costs during the quarter averaged 20.7% higher than the corresponding period of the prior fiscal year, and industry statistics show that cattle prices were at an all time high in the first quarter.

Swift Pork

Net sales of Swift Pork were $446.2 million for the thirteen weeks ended August 24, 2003 compared to $384.1 million for the thirteen weeks ended August 25, 2002. The increase of $62.1 million, or 16.2%, reflects a 2% increase in sales volume in addition to higher average selling prices per pound.

Operating income of Swift Pork was $14.7 million for the thirteen weeks ended August 24, 2003 compared to $5.1 million for the thirteen weeks ended August 25, 2002. The increase of $9.6 million, or 187.1%, reflected an increase in the spread between selling price and raw material cost per pound, partially offset by increased variable plant costs due to a 2% increase in product volumes.

Swift Australia

Net sales of Swift Australia were $387.3 million for the thirteen weeks ended August 24, 2003 compared to $271.2 million for the thirteen weeks ended August 25, 2002. The increase of $116.1 million, or 42.8%, resulted from an increase in sales prices achieved under current market conditions where selling prices have remained high. In addition, the Australian dollar to US dollar exchange rate increased an average of 19.6% between the two periods.

The operating loss of Swift Australia was $1.9 million for the thirteen weeks ended August 24, 2003 compared to operating income of $10.2 million for the thirteen weeks ended August 25,

2002. The decrease of $12.1 million resulted from an increase in livestock prices, partially offset by higher selling prices. Increased selling, general and administrative expenses such as insurance that are associated with becoming a stand-alone company also contributed to the decrease in operating income. The Australian beef processing industry has struggled under difficult conditions during the thirteen weeks ended August 24, 2003. Australian cattle producing areas have not received rain in sufficient volume to break the drought conditions. Carcass weights have been lower by approximately 5% while cattle prices have remained high, supported primarily by demand and sustained processor competition for cattle. Australian trade with Japan has been adversely affected by the increase in the tariff on chilled beef imports from 38.5% to 50%, effective August 1, 2003.

Financial Highlights
Operating cash flow was $52.3 million for the first quarter of fiscal 2004. Capital spending was $22.7 million for the quarter and is expected to be approximately $75 million in fiscal year 2004. The Company is in the process of completing the expansion projects at Worthington, Minnesota; Marshalltown, Iowa; Hyrum, Utah; Greeley, Colorado, and Dinmore, Australia. Each of these projects meets the company’s criteria for a two-year or faster payback on growth capital.

“We have now completed a full year as Swift & Company. In the first year we have exceeded our financial targets, successfully transitioned to a stand-alone company, repaid in excess of $71 million of senior debt, successfully implemented our back office systems, strategically reorganized our domestic business into a North American red meats company, and aligned our core initiatives to focus on expanded customer and consumer capabilities,” Simons said. “We are pleased with our progress and are continuing our focus on growing the company through our diversified business model.”

Value-Added, Consumer-Ready Products and International Sales Continue to Grow
“Swift is focused on growing volume in targeted products and channels,” Simons continued. “We continue to grow our value-added business significantly, particularly in consumer ready pork products, which have grown by 35% on a year over year basis.

“Our two new products, “Swift Premium Grillers” and “Swift Premium Roasters,” are being distributed to Wal-Mart Super Centers in 11 states, from New York to Texas,” Simons said. These products address consumer needs for appetizing, easy-to-prepare protein products that are case-ready when delivered to the store.

“Internationally, our business continues its strong performance,” Simons said. International volume grew 18% in the first quarter FY04 versus first quarter FY03. The growth continues to be driven by strong sales into Korea, Mexico and Japan.

Food Safety
Simons also emphasized Swift’s continued leadership role in food safety. “We are the first meatpacker to implement double hot water pasteurization in its U.S. beef plants to minimize the presence of potentially harmful bacteria,” Simons said. “This additional process step provides an even higher degree of effectiveness to Swift’s industry-leading food safety protocols.”

About Swift & Company
Swift & Company is one of the world’s leading beef and pork processing companies — processing, preparing, packaging, marketing, and delivering fresh, further processed and value-added beef and pork products to customers in the United States and in international markets. For more information, please visit www.swiftbrands.com or call Danny Herron, CFO, Swift & Company at (970) 506-7575.

Information Concerning Forward-Looking Statements
This press release contains certain statements, projections and forecasts regarding Swift & Company’s future business plans, financial results, products and performance that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements can be identified by the use of such words as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” and “believes.” There are a number of risks and uncertainties that could cause the actual results to differ materially. Some of these risks and uncertainties include product liability claims and recalls, livestock disease, fluctuating raw material costs and selling prices, changes in consumer preferences, compliance with environmental regulations and labor relations, operating in a competitive environment, and other general economic conditions and other risks described in the company’s Annual Report on Form 10-K, filed with the Securities and Exchange Commission and available on the SEC’s website.

Swift & Company will hold a conference call to review its FY04 first quarter financial performance at 11 a.m. Eastern Time (9 a.m. Mountain Time) Monday, October 6, 2003. Investors who wish to access the call should dial 1-800-946-078. A replay of the call will be available beginning two hours after the completion of the live call through Wednesday, October 8, 2003, by calling 1-888-203-1112 using the code 325935.

Swift & Company’s Form 10-Q, filed with the Securities and Exchange Commission on October 3, 2003, is filed under the parent’s name of S&C Holdco 3, Inc., and may be seen at:

http://www.sec.gov/cgi-bin/browse-edgar?action=getcompany&CIK=0001199114&owner=include

S&C HOLDCO 3, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(in thousands)
(unaudited)

	May 25, 2003	August 24, 2003

ASSETS
Current assets:
Cash and cash equivalents	$64,939	$110,539
Trade accounts receivable, net	281,271	288,980
Accounts receivable from related parties	33,546	36,903
Inventories	464,463	477,380
Other current assets	23,830	26,149

Total current assets	868,049	939,951
Property, plant and equipment, net	609,475	610,407
Goodwill	66,717	66,416
Other intangibles, net	38,204	36,780
Other assets	38,018	36,126

Total assets	$1,620,463	$1,689,680

LIABILITIES AND
STOCKHOLDER’S EQUITY
Current liabilities:
Current portion of long-term debt	$4,307	$4,680
Accounts payable	275,842	241,061
Accounts payable to related parties	15,148	23,845
Accrued liabilities	142,179	196,342

Total current liabilities	437,476	465,928
Long-term debt, excluding current portion	619,946	631,830
Other non-current liabilities	92,185	91,082

Total liabilities	1,149,607	1,188,840
Commitments and contingencies
Stockholder’s equity:
Common stock, par value $0.01, 1,000 shares authorized, issued and outstanding at May 25, 2003 and August 24, 2003	—	—
Additional paid-in capital	393,377	393,904
Retained earnings	39,286	73,981
Accumulated other comprehensive income	38,193	32,955

Total stockholder’s equity	470,856	500,840

	$1,620,463	$1,689,680

S&C HOLDCO 3, INC. AND SUBSIDIARIES
STATEMENTS OF EARNINGS
(in thousands)
(unaudited)

	Combined	Consolidated

	Predecessor Entity	S&C Holdco 3, Inc.
	ConAgra Red Meat	and Subsidiaries
	Business
	Thirteen Weeks Ended	Thirteen Weeks Ended

	August 25, 2002	August 24, 2003

Net sales	$2,140,433	$2,480,391
Cost of goods sold	2,065,073	2,373,812

Gross profit	75,360	106,579

Selling, general and administrative	26,819	31,531
Corporate allocations: Selling, general and administrative	3,568	—
Corporate allocations: Finance charges/interest and financing expense	10,765	—
Translation losses	—	547
Interest expense	—	20,728

Total expenses	41,152	52,806

Income before income taxes	34,208	53,773
Income tax expense	12,158	19,078

Net income	$22,050	$34,695

SUPPLEMENTARY FINANCIAL DATA- REVENUE BY SEGMENT

	Combined	Consolidated

	Predecessor Entity	S&C Holdco 3, Inc.
	ConAgra Red Meat	and Subsidiaries
	Business
	Thirteen Weeks Ended	Thirteen Weeks Ended

	August 25, 2002	August 24, 2003

Net sales: Swift Beef	$1,444,726	$1,694,729
Swift Pork	384,093	446,195
Swift Australia	271,199	387,348
Corporate, Other and Eliminations	40,415	(47,881)

Total	$2,140,433	$2,480,391

S&C HOLDCO 3, INC. AND SUBSIDIARIES
SUPPLEMENTAL FINANCIAL DATA
(in thousands)
(unaudited)

Swift and Company provides the following supplemental financial data table to assist in understanding its operating results. EBITDA represents income before interest, income taxes, depreciation and amortization. EBITDA is not intended to represent cash from operations as defined by Generally Accepted Accounting Principles in the United States (GAAP) and should not be considered as an alternative to cash flow or operating income as measured by GAAP. We believe EBITDA provides investors and analysts in the meat processing industry useful information with which to analyze and compare our results on a comparable basis with other companies on the basis of operating performance, leverage and liquidity, However since EBITDA is not defined by GAAP it may not be calculated on the same basis as other similarly titled measures of other companies within the meat processing industry. Further, EBITDA is the starting point in the calculation of “Adjusted EBITDA” which is a defined term in our credit facilities and is the numerator in the company’s existing financial covenants under those credit agreements. As such we believe providing EBITDA information will assist our current lenders and our investors with better understanding the calculation of those covenant ratios on a periodic basis.

				Corporate, Other
	Swift Beef	Swift Pork	Swift Australia	and Eliminations	Total

Quarter ended August 25, 2002:
Income before income taxes- US GAAP	$37,038	$2,815	$8,357	$(14,002)	$34,208
Interest expense	—	—	—	—	—
Depreciation and amortization	9,502	3,604	2,799	910	16,815

EBITDA	$46,540	$6,419	$11,156	$(13,092)	$51,023

Quarter ended August 24, 2003:
Income before income taxes- US GAAP	$50,053	$7,778	$(7,182)	$3,124	$53,773
Interest expense	12,212	6,945	4,669	(3,098)	20,728
Depreciation and amortization	12,332	4,473	3,871	19	20,695

EBITDA	$74,597	$19,196	$1,358	$45	$95,196